Exhibit 99.2

Telx Holdings, Inc. and Subsidiaries

Consolidated Financial Statements

December 31, 2014, 2013 and 2012

Telx Holdings, Inc. and Subsidiaries

Index

December 31, 2014, 2013 and 2012

Page(s)

Independent Auditor’s Report	1–2

Consolidated Financial Statements

Balance Sheets	3

Statements of Operations	4

Statements of Cash Flows	4

Statements of Stockholders’ Equity	6

Notes to the Consolidated Financial Statements	7–30

Independent Auditor’s Report

To the Management of Telx Holdings, Inc.

We have audited the accompanying consolidated financial statements of Telx Holdings, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2014, 2013 and 2012, and the related consolidated statements of operations, cash flows and stockholders’ equity for the years then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Telx Holdings, Inc. and its subsidiaries at December 31, 2014, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 2 to the consolidated financial statements, the Company has restated its 2014, 2013 and 2012 financial statements to correct an error. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

March 14, 2015, except for the effects of the restatement described in Note 2, as to which the date is July 10, 2015

Telx Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2014, 2013 and 2012

(in thousands, except share and per share data)

	2014	2013	2012
	Restated	Restated	Restated

Assets
Cash and cash equivalents	$11,865	$16,624	$29,486
Accounts receivable, net of allowance for doubtful accounts of $677, $937 and $1,242	14,709	12,222	12,893
Current deferred tax assets	2,219	1,437	1,282
Prepaid expenses	2,565	2,551	1,838
Deferred sales commissions	2,713	1,765	943
Unbilled revenue	3,231	2,891	1,909
Deferred financing costs	3,963	4,428	4,242
Other current assets	863	1,865	745

Total current assets	42,128	43,783	53,338

Property and equipment, net	375,348	330,267	281,149
Goodwill	339,013	339,013	339,013
Intangible assets, net	274,381	293,905	313,036
Deferred financing costs, net	22,737	11,493	17,628
Cash - restricted	1,965	1,962	1,459
Other assets	8,617	7,167	4,586

Total assets	$1,064,189	$1,027,590	$1,010,209

Liabilities and Stockholders’ Equity
Accounts payable	$8,472	$9,267	$7,275
Accrued power	4,378	3,958	2,992
Accrued payroll and bonus	6,675	5,916	4,865
Other accrued expenses and other current liabilities	12,758	13,875	17,885
Customer security deposits	1,652	1,729	1,646
Deferred revenue	4,268	5,630	6,497
Current portion of capital leases and other financing obligations	5,084	4,402	3,914
Current portion of term loan and other loans payable	29,174	16,021	3,619

Total current liabilities	72,461	60,798	48,693

Customer security deposits, less current portion	729	523	410
Deferred rent	87,328	61,068	24,893
Deferred revenue, less current portion	6,325	5,248	4,750
Deferred tax liabilities	59,111	70,460	90,452
Capital leases and other financing obligations, less current portion	47,334	47,421	44,239
Term loan and other loans payable, less current portion	730,013	540,890	524,373

Total liabilities	1,003,301	786,408	737,810

Commitments and contingencies (Note 12)

Common stock, par value $0.001 per share; 400,000 shares authorized, 300,083 shares issued and outstanding at December 31, 2014 and 299,583 shares issued and outstanding at December 31, 2013 and 2012	—	—	—
Additional paid-in capital	157,225	304,224	303,452
Accumulated deficit	(96,337)	(63,042)	(31,053)

Total stockholders’ equity	60,888	241,182	272,399

Total liabilities and stockholders’ equity	$1,064,189	$1,027,590	$1,010,209

The accompanying notes are an integral part of these consolidated financial statements.

Telx Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2014, 2013 and 2012

(in thousands)

	2014	2013	2012
	Restated	Restated	Restated

Revenues
Revenues	$299,207	$251,961	$210,161
Related Party Revenues	9,449	4,714	4,091

Total Revenues	$308,656	$256,675	$214,252

Operating Expenses
Cost of revenues	206,232	170,571	129,734
Sales and marketing	44,030	44,254	35,381
General and administrative	38,691	36,068	25,005
Transaction costs	3,606	878	1,280

Total operating expenses	292,559	251,771	191,400

Income from operations	16,097	4,904	22,852

Interest and other income	32	128	176
Interest expense	(61,367)	(56,779)	(54,420)

Loss before income taxes	(45,238)	(51,747)	(31,392)

Income tax benefit	11,943	19,757	13,670

Net loss	$(33,295)	$(31,990)	$(17,722)

The accompanying notes are an integral part of these consolidated financial statements.

Telx Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2014, 2013 and 2012

(in thousands)

	2014	2013	2012
	Restated	Restated	Restated

Cash flows from operating activities
Net loss	$(33,295)	$(31,990)	(17,722)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	40,590	29,707	18,819
Amortization of intangibles assets	19,700	19,538	16,740
Amortization of deferred financing costs	4,327	3,352	4,038
Loss on early extinguishment of debt	6,240	5,244	2,818
Stock-based compensation	709	772	873
Provision for bad debts	649	1,091	2,174
Deferred tax benefit	(12,131)	(20,146)	(13,998)
Noncash interest expense	9,369	6,948	4,395
Changes in operating assets and liabilities
Accounts receivable	(3,136)	(420)	(4,901)
Prepaid expenses and other current assets	(300)	(3,637)	(3,180)
Other assets	(1,626)	(2,988)	(2,461)
Accounts payable	324	(3,767)	534
Customer security deposits	129	196	203
Accrued expenses and other current liabilities	2,190	4,447	(395)
Deferred revenue	(285)	(369)	2,238
Deferred rent	26,260	36,175	19,879

Net cash provided by operating activities	59,714	44,153	30,054

Cash flows from investing activities
Purchases of property and equipment	(84,785)	(75,386)	(73,395)
Payments for Telx Group (post acquisition)	—	—	(12,619)
Change in restricted cash	(3)	(503)	10,412

Net cash used in investing activities	(84,788)	(75,889)	(75,602)

Cash flows from financing activities
Payments of financing costs	(21,345)	(2,647)	(3,952)
Payments on capital lease and other financial obligations	(5,113)	(4,033)	(2,016)
Proceeds from term loan and other loans payable	713,000	17,500	110,000
Repayment of term loan and other loans payable	(530,519)	(3,946)	(20,879)
Proceeds from revolving credit facility	42,000	19,500	—
Repayment of revolving credit facility	(30,000)	(7,500)	(19,650)
Payment of dividend	(148,000)	—	—
Issuance of commons shares	292	—	—

Net cash provided by financing activities	20,315	18,874	63,503

Net (decrease) increase in cash and cash equivalents	(4,759)	(12,862)	17,955

Cash and cash equivalents
Beginning of year	16,624	29,486	11,531

End of year	$11,865	$16,624	$29,486

Supplemental disclosures of cash flow information
Interest paid	$41,635	$41,596	$51,524
Income taxes paid	$342	$562	$568

Supplemental cash flow information for noncash activities
Purchase of property and equipment included in accounts payable and accrued expenses	$8,087	$11,335	$12,016
Assets acquired through capital leases	$4,126	$1,721	$15,458
Noncash addition to property and equipment related to build-to-suit lease and financing obligation	$—	$—	$29,827

The accompanying notes are an integral part of these consolidated financial statements.

Telx Holdings, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2014, 2013 and 2012

(in thousands, except share data)

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-in Capital	Deficit	Total

Balances at January 1, 2012	299,583	$—	$302,579	$(13,330)	$289,249
Compensation expense for common stock options	—	—	873	—	873
Net loss for the year ended December 31, 2012 (restated)	—	—	—	(17,722)	(17,722)

Balances at December 31, 2012	299,583	—	303,452	(31,052)	272,400
Compensation expense for common stock options	—	—	772	—	772
Net loss for the year ended December 31, 2013 (restated)	—	—	—	(31,990)	(31,990)

Balances at December 31, 2013	299,583	—	304,224	(63,042)	241,182
Compensation expense for common stock options	—	—	709	—	709
Issuance of common shares	500	—	292	—	292
Dividend payment to common stockholders	—	—	(148,000)	—	(148,000)
Net loss for the year ended December 31, 2014 (restated)	—	—	—	(33,295)	(33,295)

Balances at December 31, 2014	300,083	$—	$157,225	$(96,337)	$60,888

The accompanying notes are an integral part of these consolidated financial statements.

Telx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(in thousands, except share and per share data)

1.	Organization and Nature of Operations

Telx Holdings, Inc. (the “Company”) was incorporated under the laws of the State of Delaware for the initial purpose of acquiring The Telx Group, Inc. In September 2011, the holders of The Telx Group, Inc.’s common stock and Class A Preferred Stock approved and adopted an agreement and plan of merger by and among The Telx Group, Inc., Telx Holdings, Inc. and Telx Merger Sub, Inc., a wholly owned subsidiary of the Company, created specifically for the merger. On September 26, 2011, the wholly owned subsidiary of the Company merged into The Telx Group, Inc. and The Telx Group, Inc. was the surviving entity.

The Company is a leading provider in global interconnection, data center colocation and cloud enablement solutions. The Company operates secure, environmentally controlled facilities in which network providers and other customers place their equipment (Colocation Services) and converge their networks to conduct business with each other (Interconnection Services). As of December 31, 2014, the Company operated leased facilities throughout the United States of America and owned and operated buildings in Atlanta, Georgia and Clifton, New Jersey. The Company’s customers include international and domestic telecommunication companies, internet service providers, enterprises and media companies.

2.	Restatement of the Consolidated Financial Statements

The Company has restated its previously issued consolidated financial statements as of and for the years ended December 31, 2014, 2013 and 2012 to correct an error in the accounting for a build-to-suit lease agreement. During 2012, the Company entered into an agreement for the construction and subsequent leasing of a Datacenter in Clifton, New Jersey. As a result of the nature of the Company’s involvement in the project, and certain provisions within the lease, the Company was deemed to be the owner of the construction project and subsequent building through December 31, 2034. The restatements are reflected in these consolidated financial statements. See Note 12 for information related to the build-to-suit accounting.

Certain disclosures, including Notes 3, 6, 7, 8 and 12, have been restated consistent with the consolidated financial statements.

As a result of this error, the following adjustments have been made to the previously issued consolidated financial statements:

	December 31, 2014
Consolidated Balance Sheet	As Previously Reported	Adjustment	As Restated

Property and equipment, net	$347,198	$28,150	$375,348
Total assets	$1,036,039	$28,150	$1,064,189
Deferred rent	$91,566	$(4,238)	$87,328
Capital leases and other financing obligations, less current portion	$11,512	$35,822	$47,334
Total liabilities	$971,717	$31,584	$1,003,301
Accumulated deficit	$(92,903)	$(3,434)	$(96,337)
Total stockholders’ equity	$64,322	$(3,434)	$60,888
Total liabilities and stockholders’ equity	$1,036,039	$28,150	$1,064,189

Telx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(in thousands, except share and per share data)

	December 31, 2013
Consolidated Balance Sheet	As Previously Reported	Adjustment	As Restated

Property and equipment, net	$301,372	$28,895	$330,267
Total assets	$998,695	$28,895	$1,027,590
Deferred rent	$63,375	$(2,307)	$61,068
Deferred tax liabilities	$71,726	$(1,266)	$70,460
Capital leases and other financing obligations, less current portion	$13,175	$34,246	$47,421
Total liabilities	$755,735	$30,673	$786,408
Accumulated deficit	$(61,264)	$(1,778)	$(63,042)
Total stockholders’ equity	$242,960	$(1,778)	$241,182
Total liabilities and stockholders’ equity	$998,695	$28,895	$1,027,590

	December 31, 2012
Consolidated Balance Sheet	As Previously Reported	Adjustment	As Restated

Property and equipment, net	$251,508	$29,641	$281,149
Total assets	$980,568	$29,641	$1,010,209
Deferred rent	$24,784	$109	$24,893
Deferred tax liabilities	$90,918	$(466)	$90,452
Capital leases and other financing obligations, less current portion	$13,576	$30,663	$44,239
Total liabilities	$707,504	$30,306	$737,810
Accumulated deficit	$(30,388)	$(665)	$(31,053)
Total stockholders’ equity	$273,064	$(665)	$272,399
Total liabilities and stockholders’ equity	$980,568	$29,641	$1,010,209

	For the Year Ended December 31, 2014
Consolidated Statement of Operations	As Previously Reported	Adjustment	As Restated

Cost of revenues	$209,732	$(3,500)	$206,232
Total operating expenses	$296,059	$(3,500)	$292,559
Income from operations	$12,597	$3,500	$16,097
Interest expense	$(57,477)	$(3,890)	$(61,367)
Loss before income taxes	$(44,848)	$(390)	$(45,238)
Income tax benefit	$13,209	$(1,266)	$11,943
Net loss	$(31,639)	$(1,656)	$(33,295)

Telx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(in thousands, except share and per share data)

	For the Year Ended December 31, 2013
Consolidated Statement of Operations	As Previously Reported	Adjustment	As Restated

Cost of revenues	$172,241	$(1,670)	$170,571
Total operating expenses	$253,441	$(1,670)	$251,771
Income from operations	$3,234	$1,670	$4,904
Interest expense	$(53,196)	$(3,583)	$(56,779)
Loss before income taxes	$(49,834)	$(1,913)	$(51,747)
Income tax benefit	$18,958	$799	$19,757
Net loss	$(30,876)	$(1,114)	$(31,990)

	For the Year Ended December 31, 2012
Consolidated Statement of Operations	As Previously Reported	Adjustment	As Restated

Cost of revenues	$129,439	$295	$129,734
Total operating expenses	$191,105	$295	$191,400
Income from operations	$23,147	$(295)	$22,852
Interest expense	$(53,584)	$(836)	$(54,420)
Loss before income taxes	$(30,261)	$(1,131)	$(31,392)
Income tax benefit	$13,204	$466	$13,670
Net loss	$(17,057)	$(665)	$(17,722)

	For the Year Ended December 31, 2014
Consolidated Statement of Cash Flows	As Previously Reported	Adjustment	As Restated

Cash flows from operating activities
Net loss	$(31,639)	$(1,656)	$(33,295)
Depreciation and amortization	$39,844	$746	$40,590
Deferred tax benefit	$(13,397)	$1,266	$(12,131)
Noncash interest expense	$7,794	$1,575	$9,369
Deferred rent	$28,191	$(1,931)	$26,260

Telx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(in thousands, except share and per share data)

	For the Year Ended December 31, 2013
Consolidated Statement of Cash Flows	As Previously Reported	Adjustment	As Restated

Cash flows from operating activities
Net loss	$(30,876)	$(1,114)	$(31,990)
Depreciation and amortization	$28,961	$746	$29,707
Deferred tax benefit	$(19,347)	$(799)	$(20,146)
Noncash interest expense	$3,365	$3,583	$6,948
Deferred rent	$38,591	$(2,416)	$36,175

	For the Year Ended December 31, 2012
Consolidated Statement of Cash Flows	As Previously Reported	Adjustment	As Restated

Cash flows from operating activities
Net loss	$(17,057)	$(665)	$(17,722)
Depreciation and amortization	$18,633	$186	$18,819
Deferred tax benefit	$(13,532)	$(466)	$(13,998)
Noncash interest expense	$3,559	$836	$4,395
Deferred rent	$19,770	$109	$19,879

The noncash activity for additions to property and equipment related to a build-to-suit lease and financing obligation, was adjusted from $0, as previously reported to, $29,827 for the year ended December 31, 2012.

	For the Year Ended December 31, 2014
Consolidated Statement of Stockholders’ Equity	As Previously Reported	Adjustment	As Restated

Net loss for the year ended December 31, 2014	$(31,639)	$(1,656)	$(33,295)
Total Accumulated Deficit	$(92,903)	$(3,434)	$(96,337)
Total Stockholders’ Equity	$64,322	$(3,434)	$60,888

	For the Year Ended December 31, 2013
Consolidated Statement of Stockholders’ Equity	As Previously Reported	Adjustment	As Restated

Net loss for the year ended December 31, 2013	$(30,876)	$(1,114)	$(31,990)
Total Accumulated Deficit	$(61,264)	$(1,778)	$(63,042)
Total Stockholders’ Equity	$242,960	$(1,778)	$241,182

	For the Year Ended December 31, 2012
Consolidated Statement of Stockholders’ Equity	As Previously Reported	Adjustment	As Restated

Net loss for the year ended December 31, 2012	$(17,057)	$(665)	$(17,722)
Total Accumulated Deficit	$(30,388)	$(665)	$(31,052)
Total Stockholders’ Equity	$273,064	$(665)	$272,400

Telx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(in thousands, except share and per share data)

3.	Basis of Presentation and Summary of Significant Accounting Policies

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

The following is a summary of significant accounting policies used in the preparation of the accompanying consolidated financial statements.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the carrying amount of property and equipment, goodwill and intangible assets, valuation allowances for receivables and deferred income taxes, stock based compensation, and sale lease-back accounting. These estimates and assumptions are based on management’s best estimate and judgment. Management evaluates its estimates and assumptions on an on-going basis using historical experience and other factors, including the current economic environment. The Company believes its estimates and assumptions are reasonable, and adjusts both as facts and circumstances dictate. As future events and their effects cannot be predicted with accuracy, actual results could differ significantly from these estimates. Changes in estimates resulting from changes in the economic environment will be reflected in the consolidated financial statements in future periods.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less from date of purchase to be cash equivalents. Cash equivalents consist of money market instruments.

Restricted Cash

Restricted cash represents deposits maintained with financial institutions as collateral for open letters of credit issued on behalf of the Company for certain operating leases and a mortgage escrow. The availability of the funds in those accounts is subject to restrictions for specific use.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, and accounts receivable. The Company maintains cash and cash equivalents primarily with one financial institution, and such deposits may exceed federal deposit insurance limits.

The Company’s customers are concentrated in the United States of America. The Company performs ongoing credit evaluations of its customers and requires collateral from some customers where considered appropriate. Collateral is in the form of customer deposits, payments for services are generally due on the first day of the month to which services relate, and standard customer contracts contain a right to retain customer equipment in case of nonpayment of an accounts receivable balance.

Telx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(in thousands, except share and per share data)

For the years ended December 31, 2014, 2013 and 2012, the top five customers accounted for 18%, 12% and 15% of revenues, respectively. The Company has no customers that account for more than 10% of revenues for the years ended December 31, 2014 or 2013 or 2012. One customer accounted for approximately 10% of accounts receivable as of December 31, 2013.

Accounts Receivable and Allowance for Doubtful Accounts

Receivables are stated net of the allowance for doubtful accounts of $677, $937 and $1,242 at December 31, 2014, 2013 and 2012, respectively. The Company extends credit to its customers in the normal course of business. The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible trade receivables. Management analyzes bankruptcy filings, historical bad debts, customer credit-worthiness, and changes in customer payment patterns when evaluating collectability and the adequacy of reserves. Actual results could differ from management estimates. Receivables are written-off against the allowance when determined uncollectible.

Customer Security Deposits

The Company collects security deposits from certain customers based on a credit review of the customer. Security deposits are classified as short term when the underlying customer contract is scheduled to renew within the next twelve months or the customer contract has a month-to-month term.

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated when the asset is placed in service on the straight-line method over the estimated useful lives of the assets, as shown below. In the case of leasehold improvements, depreciation is calculated on the straight-line method over the shorter of the estimated useful life of the asset or the lease term. Maintenance and repairs are expensed as incurred. Gains and losses from sales and retirements of property and equipment are included in the operating results for the period in which they occur.

Estimated
Useful Life

Furniture and fixtures	5 years
Leasehold and building improvements	2–40 years
Buildings	25-40 years
Collocation equipment	3–15 years

Capitalized Installation Costs

Capitalized installation costs include material and internal labor directly attributable to facility leasehold improvements and the internal cost of installation of equipment as part of the improvements. These capitalized costs are included in property and equipment on the consolidated balance sheet and amortized over their useful life or the remaining term of the lease, whichever is less.

Telx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(in thousands, except share and per share data)

Impairment of Long-Lived Assets

Long-lived assets such as property and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company had no impairments of long-lived assets for the years ended December 31, 2014 or 2013 or 2012.

Goodwill and Other Intangible Assets

The Company has one reportable operating unit. At December 31, 2014, all goodwill was attributable to the Company’s one reporting unit. Goodwill represents the amount by which the purchase price exceeds the fair value of identifiable tangible and intangible assets acquired and liabilities assumed in an acquisition. The Company accounts for its goodwill and other intangible assets under Accounting Standards Codification (“ASC”) FASB ASC Topic 350-20, Goodwill, Accounting Standard Update 2011-08, Testing Goodwill for Impairment, and FASB ASC Topic 350-30, General Intangibles Other than Goodwill. Goodwill and intangible assets acquired in an acquisition and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value amount of these assets might not be fully recoverable. The Company elected to perform the two-step goodwill impairment test approach. The first step involves a comparison of the fair value of the reporting unit with its carrying amount. If the carrying amount of the reporting unit exceeds its fair value, the second step is performed. The second step involves a comparison of the implied fair value and carrying value of the reporting unit’s goodwill. To the extent that a reporting unit’s goodwill carrying amount exceeds the implied fair value of its goodwill, an impairment loss is recognized. Trademark and goodwill are the only intangible assets with indefinite lives. Assembled workforce is included in goodwill. The Company completed its annual impairment review as of September 30, 2014, 2013 and 2012 and determined that no impairment charge was required.

Intangible assets with finite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Customer relationships are amortized over their useful lives on a basis consistent with the expected cash flows to be generated from the relationships. Other intangibles are amortized on a straight-line basis over their respective useful lives.

Fair Value Measurements

FASB ASC Topic 820 defines fair value and establishes guidelines for measuring fair value and disclosures regarding fair value measurements. The Company follows the guidelines of FASB ASC Topic 820 for all of its financial assets and liabilities that are disclosed at fair value on a recurring basis. FASB ASC Topic 820 establishes a fair value hierarchy based on the input used in valuation techniques. There are three levels to the hierarchy of inputs to fair value as follows:

Level 1	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Telx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(in thousands, except share and per share data)

Level 2	Inputs that reflect quoted prices for identical assets in markets that are not active; quoted prices for similar assets in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or collaborated by observable market data by correlation or other means.

Level 3	Unobservable inputs that reflect the Company’s own assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The Company endeavors to utilize the best available information in measuring fair value. Financial instruments are classified in their entirety based on the lowest level of input that is significant to the fair value measurement (Note 7).

Deferred Financing Costs

Deferred financing costs represent the direct costs related primarily to the issuance of the Company’s Term Loan, Revolving Credit Facility and Senior Unsecured Notes (Note 7). Net deferred financing costs were approximately $26,699, $15,921 and $21,870 as of December 31, 2014, 2013 and 2012, respectively.

Leases

The Company occupies all but two owned facilities and offices under various leases, which are accounted for as operating leases in accordance with FASB ASC Topic 840, Leases. Lease terms are determined to include renewal periods when the renewals are reasonably assured. The leases include scheduled base rent increases over the term of the leases. The Company recognizes rent expense from operating leases over the lease term on a straight-line basis. Rent expense includes adjustments for rent concessions, escalations and leasehold improvement allowances.

The Company leases certain equipment under capital lease agreements. The assets held under capital leases and the related obligations are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets held under capital lease. The related assets are depreciated over the term of the lease or the estimated useful life in accordance with FASB ASC Topic 840, Leases.

The Company considers the nature of renovations and the Company’s involvement during the construction period of newly leased space to determine if it is considered the owner of the construction project during the construction period. If the company determines that it is the owner of the construction project, it is required to capitalize all construction costs incurred on its consolidated balance sheet along with the corresponding financing liability (“build-to-suit accounting”). Upon completion of the project, the Company assesses whether the circumstances qualify for sales recognition under sale lease-back accounting guidance. If the lease meets the sale-leaseback criteria, the Company will remove the asset and related financial obligation from the balance sheet and treat the building lease as either an operating or capital lease. If upon completion of construction, the project does not meet sale-lease back criteria, the Company will record the building at its fair value and the related financial obligation for accounting purposes.

The Company capitalizes lease origination costs, and amortizes these costs on a straight-line basis over the respective lease terms.

Telx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(in thousands, except share and per share data)

Accounting for Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, which requires that all stock-based compensation be recognized as an expense in the consolidated financial statements and that such cost be measured as the fair value of the award at the grant date and also requires that any excess tax benefits related to stock-based compensation exercises be reflected as cash flows from financing activities.

The Company recognizes compensation costs on a straight-line basis over the requisite service period for the entire award. The Company uses the Black-Scholes-Merton option-pricing model to determine the fair value of stock-based awards. The determination of the fair value of stock-based awards is based on a number of complex and subjective assumptions. These assumptions include the dividend yield of the underlying security, the expected volatility of the underlying security, a risk-free interest rate, the expected term of the option, and the forfeiture rate for the award class.

The Company engaged a third-party independent valuation specialist to assist in estimating the fair value of the underlying securities for all stock-based awards issued. The Company utilized a consistent methodology for estimating the fair value of the underlying securities for all stock-based awards issued through December 31, 2014.

In the event of a change of control, all outstanding stock-based awards will be accelerated and become fully vested in accordance with the plan description.

Derivative Financial Instruments

Derivative instruments are recorded in the consolidated balance sheet as either assets or liabilities and measured at fair value. As required by the Credit Agreement (Note 7), the Company entered into certain interest rate hedging agreements to reduce interest rate risks and to manage interest expense. The interest rate differentials to be paid or received under such derivatives and the changes in fair value of the instruments are recognized in interest expense. The principle objectives of the derivative instruments were to minimize the risks and reduce the expenses associated with financing activities. The Company does not enter into derivative instruments for trading purposes.

Advertising Costs

Advertising costs are charged to expense in the period incurred. Advertising costs for the years ended December 31, 2014, 2013 and 2012 were $2,387, $2,122 and $1,622, respectively, and are included in sales and marketing expenses in the consolidated statements of operations.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statement of operations in the period that includes the enactment date.

The Company accounts for uncertain tax positions in accordance with FASB ASC Topic 740, Income Taxes (“ASC 740”), which prescribes a recognition threshold and measurement attribute

Telx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(in thousands, except share and per share data)

for the financial recognition and measurement of a tax position taken or expected to be taken on a tax return. It requires that the Company determine whether the benefits of its tax positions will more likely than not be sustained upon audit based on the technical merits of its tax position. Guidance is also provided on de-recognition, classification, interest and penalties, accounting in interim periods, and disclosure. The Company recognizes penalties and interest related to uncertain tax positions, if any, as a component of income tax expense.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company records valuation allowances to reduce deferred tax assets to the amounts that are more likely than not to be realized.

Revenue Recognition

The Company generates recurring revenue from providing colocation and interconnection services. A substantial part of the Company’s revenues are provided from these recurring revenues. The remaining revenues are nonrecurring and consist of installation services and technical support. All revenue is earned in the United States of America.

Colocation services are generally governed by the terms and conditions of a master service agreement (MSA). Customers typically execute a MSA for one to three year terms. The Company bills customers on a monthly basis and recognizes the revenue as those services are performed over the term of the agreement. Revenues from installation services for colocation services are initially deferred and recognized on a straight-line basis over the average life of customer contracts.

Interconnection services are generally provided on a month-to-month, one year or multi-year term under the MSA for colocation services. Interconnection services include port and cross connect services. Port services are typically sold on a one year or multi-year term and revenue is recognized on a recurring monthly basis similar to colocation services. The Company bills customers on a monthly basis and recognizes the revenue in the period the service is provided. Revenue for cross connect installations is generally recognized in the period the cross connect is installed.

Telx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(in thousands, except share and per share data)

Technical support services are provided on a time and materials basis and are billed and recognized in the period services are provided.

Revenue is recognized only when the service has been provided and when there is persuasive evidence of an arrangement, the fee is fixed or determinable, and collection of the receivable is reasonably assured. The Company regularly assesses collectability of accounts receivable from customers based on a number of factors, including prior history with the customer and the credit status of the customer. If the Company determines that collection of revenue from a customer is not reasonably assured, the Company does not recognize revenue until collection becomes reasonably assured, which is generally upon receipt of cash. Sales tax collected from customers on certain services and products are remitted to the applicable taxing authorities and accounted for on a net basis, with no impact on revenue.

Revenue from customer orders that include specific periodic contractual rate increases is generally recognized on a straight-line basis over the actual contract life.

4.	Accounts Receivable

Accounts receivable, net, consists of the following:

	December 31,
	2014	2013	2012

Accounts receivable	$15,386	$13,159	$14,135
Allowance for doubtful accounts	(677)	(937)	(1,242)

Accounts receivable, net	$14,709	$12,222	$12,893

5.	Intangible Assets

The weighted average useful life, gross carrying value, accumulated amortization, and net carrying value of intangible assets as of December 31, 2014, 2013 and 2012 are as follows:

	2014
	Weighted	Gross
	Average	Carrying	Accumulated
	Useful Life	Amount	Amortization	Net

Goodwill	Indefinite	$339,013	$—	$339,013

Trademark	Indefinite	$129,941	$—	$129,941
Customer relationships	17.3	196,743	(58,335)	138,408
Other intangibles assets	15	7,931	(1,899)	6,032

		$334,615	$(60,234)	$274,381

Telx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(in thousands, except share and per share data)

	2013
	Weighted	Gross
	Average	Carrying	Accumulated
	Useful Life	Amount	Amortization	Net

Goodwill	Indefinite	$339,013	$—	$339,013

Trademark	Indefinite	$129,941	$—	$129,941
Customer relationships	17.3	196,743	(39,117)	157,626
Other intangibles assets	15	7,755	(1,417)	6,338

		$334,439	$(40,534)	$293,905

	2012
	Weighted	Gross
	Average	Carrying	Accumulated
	Useful Life	Amount	Amortization	Net

Goodwill	Indefinite	$339,013	$—	$339,013

Trademark	Indefinite	$129,941	$—	$129,941
Customer relationships	17.3	196,743	(20,048)	176,695
Other intangibles assets	15	7,348	(948)	6,400

		$334,032	$(20,996)	$313,036

Aggregate amortization expense for identified intangible assets with definite useful lives for the years ended December 31, 2014, 2013 and 2012 was $19,700, $19,538 and $16,740, respectively. Estimated amortization expense for the next five years and thereafter as of December 31, 2014 is as follows:

Year Ending December 31,
2015	$19,373
2016	18,326
2017	17,148
2018	14,897
2019	12,947
Thereafter	61,749

$144,440

Telx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(in thousands, except share and per share data)

6.	Property and Equipment

Property and equipment, net, consists of the following:

	December 31,
	Restated	Restated	Restated
	2014	2013	2012

Land	$3,493	$3,493	$3,493
Building and building improvements	91,206	91,206	91,205
Equipment, furniture and fixtures	114,275	82,839	42,478
Equipment under capital leases	25,832	20,520	17,706
Leasehold improvements and other	226,290	173,941	117,689
Construction in progress	7,126	10,553	31,156

	468,222	382,552	303,727

Less: Accumulated depreciation and amortization	(92,874)	(52,285)	(22,578)

Property and equipment, net	$375,348	$330,267	$281,149

Total depreciation and amortization expense for property and equipment for the years ended December 31, 2014, 2013 and 2012 was $40,590, $29,707 and $18,819, respectively. Interest cost capitalized into leasehold improvements for the years ended December 31, 2014, 2013 and 2012 was $418, $494 and $409, respectively. Accumulated depreciation on equipment under capital leases was $8,070, $3,691 and $748 at December 31, 2014, 2013 and 2012, respectively.

7.	Current and Long-Term Debt, Capital Leases, and Other Financing Obligations

Current and long-term debt consists of the following:

	December 31,
	Restated	Restated	Restated
	2014	2013	2012

Term loan (1)	$632,625	$357,364	360,983
Revolving credit facility (1)	24,000	12,000	—
Senior unsecured notes (1)	85,794	170,374	167,009
Mortgage (2)	16,767	17,172	—
Other financing obligations (3)	39,731	38,676	33,036
Capital leases (4)	12,688	13,148	15,117

	811,605	608,734	576,145

Less: Current portion	(34,258)	(20,423)	(7,533)

	$777,347	$588,311	$568,612

(1)	On September 26, 2011, the Company entered into a credit agreement with Morgan Stanley Senior Funding, Inc. consisting of a $255,000 term loan (“Term Loan”) and a $50,000 revolving credit facility (collectively, the “Credit Agreement”). On the same date, the Company entered into an Indenture Agreement for 12% Senior Unsecured Notes (“Notes”) in the aggregate amount of $180,000, with Wilmington Trust National Association.

Telx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(in thousands, except share and per share data)

The Term Loan had a maturity date of September 25, 2017 and required quarterly interest payments at a Eurodollar rate or 1.25%, whichever was higher, plus 6.5% applicable margin. Principal payments of 0.25% of the original principal amount were due quarterly, with the remaining principal outstanding due at maturity.

The revolving credit facility had a maturity date of September 25, 2016 and required quarterly interest payments at a Eurodollar rate or 1.25%, whichever was higher, plus 4.5% applicable margin.

The Notes were due at their maturity date of September 25, 2019 and interest was payable quarterly at 12%. Interest was to be paid in cash, except that an amount equal to 2% per annum shall be capitalized and added to the principal amount of the Notes rather than paid in cash. The Company had the option to pay the entire amount of such interest due in cash by providing the Trustee notice in writing at least ten (10) business days prior to any Interest Payment Date, as defined, that it will pay the entire amount of interest due on such Interest Payment Date in cash.

On February 17, 2012, the Company obtained an additional $75,000 in funding under the Term Loan. Under ASC 470-50-40 Debt-Modifications and Extinguishment, the Company recorded a loss on the extinguishment of debt of $1,160, which consisted of a write-off of deferred financing costs associated with certain lenders leaving the loan syndicate. The loss is included in interest expense on the consolidated statement of operations for the year ended December 31, 2012.

On October 9, 2012, the Company refinanced the $330,000 Term Loan and increased the size of the Term Loan by $35,000. The interest rate was changed to a Eurodollar rate or 1.25%, whichever is higher, plus a 5% applicable margin. The Company also increased the revolving credit facility by $15,000 to $65,000. Under ASC 470-50-40 Debt-Modifications and Extinguishment, the Company recorded a loss on the extinguishment of debt of $1,658, consisting of write-offs of deferred financing costs associated with certain lenders leaving the loan syndicate. The loss is included in interest expense on the consolidated statement of operations for the year ended December 31, 2012.

On October 10, 2013, the Company amended the terms of the Term Loan lowering the applicable margin to 4%. In addition, the applicable margin on the revolving credit facility was lowered to 4%. The Company also increased the revolving credit facility by $20,000 to $85,000. Under ASC 470-50-40 Debt-Modifications and Extinguishment, the Company recorded a loss on the extinguishment of debt of $5,244, consisting of write-offs of deferred financing costs associated with certain lenders leaving the loan syndicate. The loss is included in interest expense on the consolidated statement of operations for the year ended December 31, 2013.

On April 9, 2014 the Company entered into a new debt refinancing transaction replacing the September 2011 Credit Agreement, as amended, and the Notes with a $475,000 first lien term loan, a $110,000 revolving credit facility, a $160,000 second lien term loan (collectively the “New Credit Agreement”), and a $78,000 Unsecured Senior Note. Under ASC 470-50-40 Debt-Modifications and Extinguishment, the Company recorded a loss on the extinguishment of debt of $6,240, consisting of write-offs of deferred financing costs associated with certain lenders leaving the loan syndicate. The loss is included in interest expense on the consolidated statement of operations for the year ended December 31, 2014.

Telx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(in thousands, except share and per share data)

At December 31, 2014, the Company has $3,261 in outstanding letters of credit under the New Credit Agreement relating to certain operating leases, which reduce, on a dollar for dollar basis, the amount of borrowing capacity under the Company’s revolving credit facility.

The first lien term loan is due at the maturity date of April 9, 2020, interest is payable quarterly at a rate of LIBO with a 1% floor, plus an applicable margin of 3.5% and principal is payable quarterly at 0.25% of the original principal amount. The second lien term loan is due at the maturity date of April 9, 2021. Interest is payable quarterly at a rate of LIBO with a 1% floor, plus an applicable margin of 6.5% and the principal is due at maturity. The Unsecured Senior Note is due at the maturity date of July 9, 2021. Interest on the Unsecured Senior Note is capitalized at 13.5% and added to the principal balance, which is due at maturity.

The revolving credit facility has a maturity date of April 9, 2020 and requires quarterly interest payments at a rate of LIBO with a 1% floor, plus an applicable margin of 3.25%.

The obligations under the New Credit Agreement are collateralized by substantially all of the Company’s assets.

The Term Loan contains restrictive covenants that are triggered if the Company has drawn down more than 30% of the revolving credit facility at the end of the reporting period. The covenants include one financial covenant requiring the Company to maintain a leverage ratio, as defined in the New Credit Agreement.

(2)	On January 25, 2013, the Company entered into a $17,500 Commercial Mortgage Loan (“Mortgage’) with The Provident Bank. The Mortgage has a maturity date of January 1, 2020, an interest rate of 4.25% per annum, and requires monthly payments of principal and interest of $95 until the maturity date, upon which date the entire unpaid amount is due and payable. The Mortgage is collateralized by the Company’s owned building in Clifton, NJ.
(3)	The Company has a loan payable to Digital-Bryan Street Partnership, L.P. entered into under the provisions of the Third Amendment to the Master Meet-Me-Room agreement (MMR), exercised at the Company’s option under the December 1, 2006 Operating Agreement between the Company and Digital Realty Trust, L.P., the Parent of Digital-Bryan Street Partnership, L.P., for the utilization of $2,400 of MMR Alteration Allowance. The Third Amendment was effective April 1, 2008. The assets purchased under the MMR Alteration Allowance were capitalized and the $2,400 was recognized as a liability, as the Company is obligated to repay this loan to Digital Realty Trust (who made payments to the contractors directly) over the term of the agreement of ten years. The loan carries an interest rate of 10% per annum and requires monthly payments of principal and interest of $32. The outstanding balance on this loan was $1,052, $1,313 and $1,549 as of December 31, 2014, 2013 and 2012, respectively.

The Company has a lease for datacenter space in Chicago, Illinois. In connection with this lease, the Company received $1,000 in financing from the landlord for leasehold improvements that is included in other financing obligations in the consolidated balance sheets. The loan carries an interest rate of 11% per annum and requires monthly payments of principal and interest of $14. At December 31, 2014, 2013 and 2012, $657, $745 and $824, respectively, remain outstanding on this obligation.

During 2012, the Company entered into construction of a Datacenter in Clifton, New Jersey. As a result of the nature of the Company’s involvement in the project, and certain provisions within the lease, the Company was deemed to be the owner of the construction project and

Telx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(in thousands, except share and per share data)

subsequent building (“build-to-suit accounting”) through December 31, 2034. The deemed loan carries an interest rate of 11%. At December 31, 2014, 2013 and 2012, $35,822, $34,246, $30,663, respectively, remain outstanding on this deemed financing obligation.

During 2013, the Company entered into a lease for datacenter space in Seattle, Washington. In connection with this lease, the Company received $2,399 in financing from the landlord for generator and chiller improvements that is included in other financing obligations in the consolidated balance sheet. The loan carries an interest rate of 9% per annum and requires monthly payments of principal and interest of $32. At December 31, 2014 and 2013, $2,200 and $2,372, respectively, remain outstanding on this obligation.

(4)	The Company has several capital leases for financed equipment purchases, which are accounted for in accordance with ASC 840-30 Leases – Capital Leases (Note 12).

Interest Rate Cap Agreements

In October 2011, the Company entered into an interest rate cap agreement with Morgan Stanley Capital Services LLC, with a notional amount of $37,500. The term of the agreement was two years, beginning in October 2011 and ending in October 2013. The agreement called for a cap rate of 4.5% on a floating option of 3 Month US Dollar LIBOR interest rate. Under this arrangement, the Company would pay a maximum rate of 9.5% on the related notional amount.

In December 2012, the Company entered into an interest rate cap agreement with Morgan Stanley Capital Services LLC, with a notional amount of $60,500, as required by the Credit Agreement. The term of the agreement was two years, beginning in December 2012 and ending in December 2014. The agreement called for a cap rate of 4.5% on a floating option of 3 Month US Dollar LIBOR interest rate. Under this arrangement, the Company would pay a maximum rate of 9.5% on the related notional amount. The agreement was settled in April 2014 in connection with the refinancing of the Credit Agreement.

Future Principal Payments

The following table provides the schedule of future principal payments of the Company’s debt obligations by year, excluding capital and build-to-suite leases (Note 12), as of December 31, 2014:

Years Ending December 31,
2015	$29,749
2016	5,824
2017	5,911
2018	5,707
2019	5,674
Thereafter	710,230

$763,095

Telx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(in thousands, except share and per share data)

Fair Value of Debt Facilities

The following table provides the estimated fair values of the Company’s Term Loan, Notes, and other debt as of December 31, 2014, 2013 and 2012:

	2014	2013	2012
	Restated	Restated	Restated

Term loan (Level 1)	$612,065	$357,364	$363,015
Senior unsecured notes (Level 2)	91,251	170,767	173,054
Revolver (Level 1)	24,000	12,000	—
Mortgage (Level 2)	15,891	16,620	—
Capital Leases (Level 2)	12,688	13,148	15,117
Other Financing Obligations (Level 2)	39,731	38,676	33,036

	$795,626	$608,575	$584,222

Level 1	Fair value was determined based on quoted active market prices for our debt.

Level 2	Fair value was determined based on quoted prices for similar debt in active markets

8.	Income Taxes

Income tax (benefit) expense consists of the following for the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012
	Restated	Restated	Restated

Current
Federal	$51	$250	$—
State	137	139	328

Total current	188	389	328

Deferred
Federal	(7,241)	(16,582)	(9,088)
State	(4,890)	(3,564)	(4,910)

Total deferred	(12,131)	(20,146)	(13,998)

Income tax benefit	$(11,943)	$(19,757)	$(13,670)

The difference between income tax benefit and the amount resulting from applying the federal statutory rate of 34% to loss before income taxes is attributable to the following:

	December 31,
	2014	2013	2012
	Restated	Restated	Restated

Federal tax at statutory rate	$(15,381)	$(17,594)	$(10,673)
State taxes, net of federal benefit	(4,486)	(2,298)	(3,000)
Nondeductible expense	212	158	76
Valuation allowance	7,683	—	—
Other	29	(23)	(73)

Income tax benefit	$(11,943)	$(19,757)	$(13,670)

Telx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(in thousands, except share and per share data)

The components of the Company’s deferred tax assets and liabilities as of December 31, 2014, 2013 and 2012 are as follows:

	2014	2013	2012
	Restated	Restated	Restated

Current deferred tax assets (liabilities)
Severance and other compensation	$153	$—	$33
Deferred revenue	1,760	2,353	2,679
Deduction for repurchase premium	—	—	(193)
Deferred financing costs	—	(1,851)	(1,749)
Accrued bonus	202	543	—
Allowance for doubtful accounts	279	392	512

	2,394	1,437	1,282

Valuation Allowance	(175)	—	—

Current deferred tax assets	$2,219	$1,437	$1,282

Noncurrent deferred tax assets
Net operating loss	$37,970	$37,247	$42,186
AMT credit	602	549	299
Deferred revenue	2,608	2,193	1,958
Stock-based compensation	929	688	361
Deferred rent	35,059	25,522	10,265
Interest Expense	3,427	1,842	345
Other	53	—	—

	80,648	68,041	55,414

Valuation Allowance	(7,508)	—	—

Noncurrent deferred tax assets	73,140	68,041	55,414

Noncurrent deferred tax liabilities
Land	(293)	(297)	(289)
Goodwill and indefinite lived intangibles	(56,598)	(56,424)	(54,749)
Property and equipment	(19,239)	(21,403)	(21,305)
Intangible assets	(51,788)	(59,175)	(64,924)
Deduction for repurchase premium	—	—	(900)
Deferred financing costs	(4,333)	(1,202)	(3,699)

Noncurrent deferred tax liabilities	(132,251)	(138,501)	(145,866)

Net noncurrent deferred tax liabilities	$(59,111)	$(70,460)	$(90,452)

Considering the four sources of future taxable income as described in ASC 740, the Company determined that as of December 31, 2014, it was not more likely than not that the Company would be able to realize the future tax benefits of approximately $7,683 of deferred tax assets. As a result, a valuation allowance for this amount was established as of December 31, 2014. The Company has recognized a deferred tax liability of $56,891 for those liabilities that cannot be relied upon as future sources of taxable income.

Telx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(in thousands, except share and per share data)

For the year ended December 31, 2014, the Company generated net federal operating loss carryforwards of approximately $1,979. For the year ended December 31, 2013, the Company realized the benefit of net operating loss carryforwards of approximately $12,489. At December 31, 2014 the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $93,751 and $45,713, respectively, available to reduce future taxable income. The federal and state net operating loss carryforwards expire in various years from 2016 through 2034. However, the Internal Revenue Code of 1986 and applicable state tax laws impose substantial restrictions on the ability of a company to utilize net operating loss and tax credit carryforwards in the event of an ownership change as defined in section 382 of the Internal Revenue Code. The Company experienced ownership changes in 2003, 2006 and 2011, which triggered these limitations on its operating loss carryovers, which are reported net of any impact. The Company also has alternative minimum tax credit carryforwards of $602 that may be carried forward indefinitely.

The Company has concluded, based on its evaluation, that there were no significant uncertain tax positions requiring recognition as liabilities for unrecognized tax benefits at December 31, 2014, 2013 and 2012. However, there was $129 of liabilities for unrecognized tax benefits at December 31, 2012, which were released during 2013.

The Company conducts business in the U.S. and various state jurisdictions and, in the normal course of business, is subject to examination by taxing authorities. All income is generated in the United States of America. The Company’s tax years open for examination are the years ended December 2011 and later for federal, and 2008 and later for state and local jurisdictions. Furthermore, the IRS can review the Company’s net operating losses when utilized for tax years 2000 and subsequent.

9.	Stockholders’ Equity

Common Stock

As of December 31, 2014, 2013 and 2012, the Company had 300,083, 299,583 and 299,583, respectively, shares of common stock outstanding, par value $0.001. Each share of common stock is entitled to one vote. In 2014, a $148,000 dividend was declared and paid on the common stock. In 2013 and 2012, no dividends were declared or paid on the common stock.

10.	Stock-Based Compensation

2011 Equity Incentive Plan

On September 26, 2011, the Company established the 2011 Equity Incentive Plan (the “2011 Plan”) and the board of directors authorized the reservation of up to 30,864 shares of the Company’s Common Stock to be issued pursuant to the 2011 Plan. The 2011 Plan provides for the granting of Incentive Stock Options (ISOs), Nonqualified Options (NQOs), Stock Grants and Stock-Based Awards to employees and directors of, and certain consultants to, the Company and its affiliates. The 2011 Plan is administered by the board of directors, and the board of directors may terminate or amend the plan, with approval of the stockholders, as may be required by applicable regulations, at any time. Options granted under the 2011 Plan generally vest over 4 years, with one fourth of the total number of shares subject to vesting on each anniversary of the grant date and the final installment on the fourth anniversary of the grant date. Options are exercisable subject to the achievement of performance conditions specified in the 2011 Plan, and generally expire ten years from the date of the grant.

Telx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(in thousands, except share and per share data)

For the years ended December 31, 2014, 2013 and 2012, the Company recognized $709, $772 and $873, respectively, of stock-based compensation expense associated with NQOs issued under this plan.

The following table summarizes the activity for NQOs for the years ended December 31, 2014, 2013 and 2012:

		Weighted
		Average
		Exercise
	Shares	Price

Outstanding as of January 1, 2012	—	$—
Granted	27,129	1,989
Exercised	—	—
Forfeited	(303)	1,993

Outstanding as of December 31, 2012	26,826	1,989
Granted	3,226	1,998
Exercised	—	—
Forfeited	(6,877)	1,998

Outstanding as of December 31, 2013	23,175	1,987
Granted	8,707	1,523
Exercised	—	—
Forfeited	(1,341)	1,497

Outstanding as of December 31, 2014	30,541	$1,501

For the years ended December 31, 2014, 2013 and 2012, the Company determined the fair value of NQOs granted by using the Black Scholes option pricing model with the following assumptions:

	December 31,
	2014	2013	2012

Expected term (years)	3.5	2.1	4.0
Risk free rate	1.1%	0.35%	0.66%
Estimated volatility	32%	34%	60%
Dividend yield	0%	0%	0%
Forfeiture rate	9%	9%	9%

As of December 31, 2014, 2013 and 2012, the unrecognized compensation cost for nonvested shares was $820, $1,014 and $2,209, respectively, over a weighted average period of 2.2, 2.3 and 3 years, respectively. No NQOs were exercisable as of December 31, 2014, 2013 and 2012.

Telx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(in thousands, except share and per share data)

The following table summarizes information about stock options outstanding as of December 31, 2014:

		Weighted
		Average	Weighted
		Remaining	Average
Exercise		Contractual	Exercise
Price	Outstanding	Life (Years)	Price

$506	7,520	7.24	$506
583	3,789	9.20	583
1,506	6,939	7.24	1,506
1,583	2,685	9.27	1,583
2,506	6,923	7.24	2,506
2,583	2,685	9.27	2,583

	30,541		$1,501

Warrants

At December 31, 2014, 2013 and 2012, the Company had 12,483 warrants outstanding, for the purchase of common stock, with an exercise price of $1,000 per share. The fair value of these warrants of $2,996 when issued in 2011 was accounted for as additional paid in capital. The warrants expire in 2031.

11.	Related Party Transactions

Management Fees

The Company has management agreements with its owners, ABRY Partners, LLC and Berkshire Partners, LLC (collectively, the “Managers”). The Company engaged the Managers for a term of 10 years, through September 2021, to provide consulting and management advisory services for an annual fee of $1,000, which is included in general and administrative expenses on the consolidated statements of operations.

RCN Cable

RCN Cable is a vendor of the Company. ABRY has ownership in RCN Cable. The Company expensed $0, $67 and $8 for services provided by RCN Cable for the years ended December 31, 2014, 2013 and 2012, respectively.

Datapipe

Datapipe is a vendor of the Company. ABRY has ownership in Datapipe. The Company expensed $74, $78 and $61 for services provided by Datapipe for the years ended December 31, 2014, 2013 and 2012, respectively.

One Source Networks

One Source Networks is a vendor of the Company. ABRY has ownership in One Source Networks. The Company expensed $0, $53 and $0 for services provided by One Source Networks for the years ended December 31, 2014, 2013 and 2012, respectively.

Telx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(in thousands, except share and per share data)

RCN Cable

RCN Cable is a customer of the Company. ABRY has ownership in RCN Cable, who provided revenues to the Company of approximately $138, $93 and $0 for services in the year ended December 31, 2014, 2013 and 2012, respectively.

Airband

Airband is a customer of the Company. ABRY has ownership in Airband, who provided revenues to the Company of approximately $131, $228 and $197 for services in the years ended December 31, 2014, 2013 and 2012, respectively. The Company had receivables due from Airband of $23, $11 and $0 at December 31, 2014, 2013 and 2012, respectively.

Xand Corporation

Xand Corporation is a customer of the Company. ABRY had an ownership in Xand, who provided revenues to the Company of approximately $125, $143 and $139 for services in the years ended December 31, 2014, 2013 and 2012, respectively. The Company had receivables due from Xand of $1, $6 and $0 at December 31, 2014, 2013 and 2012, respectively.

One Source Networks

One Source Networks is a customer of the Company. ABRY has ownership in One Source Networks who provided revenues to the Company of approximately $111, $85 and $0 for the years ended December 31, 2014, 2013 and 2012 respectively. The Company had receivables due from One Source Networks of $1, $0 and $0 at December 31, 2014, 2013 and 2012, respectively.

Securus

Securus is a customer of the Company. ABRY has ownership in Securus, who provided revenues to the Company of approximately $1,388, $1,680 and $0 for services in the years ended December 31, 2014, 2013, and 2012 respectively. The Company had receivables due from Securus of $116, $0 and $0 at December 31, 2014, 2013 and 2012, respectively.

Lightower Fiber Networks

Lightower Fiber Networks is a customer of the Company. In April 2013, Lightower, a Berkshire owned Company, closed a merger with Sidera Networks, an ABRY owned entity, to form Lightower Fiber Networks. Berkshire and ABRY have ownership in Lightower Fiber Networks and the predecessor companies, who provided revenues to the Company of approximately $6,974, $1,929 and $3,379 for services in the years ended December 31, 2014, 2013 and 2012, respectively. The Company had receivables due from Lightower Fiber Networks and the predecessor companies of $0, $396 and $80 at December 31, 2014, 2013 and 2012, respectively.

Asurion Insurance Services Inc.

Asurion Insurance Services Inc. is a customer of the Company. Berkshire has ownership in Asurion, who provided revenues to the Company of approximately $582, $556 and $376 for services in the years ended December 31, 2014, 2013 and 2012 respectively. The Company had a receivable due from Asurion of $0, $0 and $51 at December 31, 2014, 2013 and 2012, respectively.

Telx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(in thousands, except share and per share data)

12.	Commitments and Contingencies

Operating Leases, Capital Leases, and Build-to-Suit Lease.

The Company leases certain operating facilities, offices, and equipment under various lease agreements expiring during the years ending December 2015 through December 2037. Future minimum lease payments under operating leases, including a build-to-suit lease, and capital leases that have remaining noncancelable lease terms at December 31, 2014, are as follows:

	Operating Leases Restated	Capital Leases	Build-to-Suit Lease Restated
Year Ending December 31,
2015	$86,515	$5,503	$4,046
2016	93,579	5,438	4,046
2017	102,086	3,192	4,046
2018	106,798	237	4,100
2019	112,332	—	4,154
Thereafter	1,228,684	—	68,755

Total minimum payments required	$1,729,994	14,370	89,147

Less: Amount representing interest		(1,682)	(66,561)

Present value of net minimum lease payments		$12,688	$22,586

In December 2012, the Company entered into a 23 year lease agreement for a 216,000 square foot Datacenter in Clifton New Jersey. The Company incurred construction costs during 2012 related to the construction of this new facility, and therefore was deemed the accounting owner of the construction project. Due to a condemnation clause in the lease which allowed the Company to participate in property appreciation in the event of a condemnation award, the Company had continuing involvement in the deemed sale lease-back and was deemed to be the owner of the facility for accounting purposes.

The operating leases for the Company’s facilities at 60 Hudson Street in New York, New York require the Company to maintain a $1,450 letter of credit, issued for the benefit of 60 Hudson Owner, LLC, the Company’s landlord at 60 Hudson Street. The letter of credit is collateralized by cash deposits of at least the amount of the letter of credit held in a restricted account and is reflected in Cash-restricted on the condensed consolidated balance sheet. An additional letter of credit for $113 is collateralized by the Company’s revolving line of credit.

The operating lease for the Company’s facilities at 32 Avenue of the Americas requires the Company to maintain a $3,148 letter of credit, issued for the benefit of 32 Sixth Avenue Company, LLC, the Company’s landlord at 32 Avenue of the Americas. $1,648 of this letter of credit is related to the build out of the leased space and is expected to be released upon meeting certain construction milestones. The letter of credit is collateralized by the company’s revolving line of credit.

Rent expense for the years ended December 31, 2014, 2013 and 2012 was $116,322, $103,710 and $79,805 respectively. This amount is net of sublease income for the years ended December 31, 2014, 2013 and 2012 of approximately $106, $104 and $85, respectively.

Telx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(in thousands, except share and per share data)

Legal Matters

The Company and its subsidiaries are parties in various lawsuits arising in the ordinary course of business. In the opinion of management, with the advice of its legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the financial position and results of operations of the Company.

13.	Employee Benefits Plan

The Company has a 401(k) plan whereby employees may elect to make contributions to the Plan through pretax deductions from their compensation up to the annual limit established by the Internal Revenue Service. All employees are eligible to participate in the plan as of their date of hire. In April 2013, the Company began a matching contribution of 50% on every dollar on the first 3% of the employees’ compensation. The Company contribution for the years ended December 31, 2014, 2013 and 2012 respectively was $531, $309 and $0.

14.	Subsequent Events

The Company’s management has performed an evaluation of subsequent events as of July 10, 2015, the date the consolidated financial statements were available to be issued, and has determined that there were no subsequent events or transactions required to be recognized or disclosed within the consolidated financial statements.